Jati Technologies Inc. announces its corporate name change
This new name reflects the new business direction of the firm.

Montreal, Quebec - February 10th, 2009 Jati Technologies Inc.,a State of Delaware public company quoted Over the Counter, OTC-Other of the NASDAQ, under the ticker symbol of JTKG, announced today that the Company has completed the amendment of its Certificate of Incorporation with the authorities of the State of Delaware for its new corporate name, MERCO SUD AGRO-FINANCIAL EQUITIES CORPORATION.

The Company is applying for a new CUSIP Number and will make a request to the NASDAQ Integrity Corporate Affairs Department to obtain a new ticker symbol. Additional information will be forthcoming.

Effective August 20, 2008, The Company has moved its head office and registered address to 1811 Silverside Road, City of Wilmington, County of New Castle, Delaware, U.S.A. The Company will maintain a regional office in Canada and in Paraguay.

For more information, visit www.mercosudagrofin.com

About Merco Sud Agro-Financial Equities Corporation.

Merco Sud Agro-Financial Equities Corporation is an emerging provider of end-to-end modular and integrated solutions in agro-business including finance, industrial, commodities (agriculture, cattle, poultry) and asset management. The firm was originally incorporated in 1997 in Delaware. It became a public entity in November 1998.

Merco Sud is the French language translation (in two separate words) of Mercosur (Mercosul), a Regional Trade Agreement (RTA) among Argentina, Brazil, Paraguay and Uruguay. Mercosur has achieved international recognition as the third largest trading block in the world after the European Union and NAFTA. The balance of the new corporate name indicates the nature of the new business.

Cesar Martin Contla, VP Finance, stated that with the increasing worldwide demand for food, the rising of food prices, the shortage of good arable lands, the agriculture business, especially in the Company's initial target markets, is most timely.

Safe Harbor Statement

Except for any historic information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are subject to section 27A of the Securities Act of 1933 and section 21E of the Exchange Act of 1934, and are subject to safe harbor created by these sections. Any statements that express or involve discussions with respect to predictions, beliefs, plans, projections, objectives, goals, assumptions of future events or performances are not statements of historical fact and may be "forward looking statements". Forward looking statements in this release may be identified through the use of such words as "expects", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could",or "might" occur. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements,which involve numerous risks and uncertainties, including the Company's ability to market itsproducts and services in a competitive environment as well as other factors.


DIRECT ALL INQUIRIES TO:

The President,
1811 Silverside Road,
City of Wilmington, County of New Castle,
Delaware, U.S.A.
19810
Tel: (514) 876-9997
adelmar@mercosudagrofin.com